Master I.P. License #3

For and in consideration of mutual benefits, detriments, and promises the adequacy and receipt of which is hereby acknowledged by the Parties, the Parties hereby recite, covenant, and agree as follows:

This Master License Agreement is by and between Dr. M.S. Reddy. ("RD"), located at 1280 So. Parker Road, Denver, Colorado 80231 and Greenhouse Solutions, Inc. ("GHS"), a Nevada corporation located at 8400 East Crescent Pkwy, Suite 600 Greenwood Village, CO 80111.

WHEREAS, RD, has developed intellectual property for the nutritional industries pertaining exclusively to the use of hemp and hemp related products in combination with the probiotics. More specifically, the supplement formulations include hemp and hemp related products with insignificant amount of CBD and THC in coherence with the rules and regulations of U.S. FDA, to be qualified as a legal Nutritional Supplement as generally described in Exhibit A (the "I.P."); and

WHEREAS, GHS has agreed to acquire an exclusive License from RD, for use of the I.P. in the products and proprietary formulations of products for marketing.

NOW, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall be deemed to have the following meanings:

    a. The term "I.P." shall mean all technology and know how, designs, manufacturing, practices, composition, protocols, procedures, specification materials, and proprietary information related to the products or patents covering the "Licensed Products," as defined in Article 1 (b). These patents and patent applications are listed in Exhibit A, which may be updated from time to time during the term of this license.

    b. The term "Licensed Products" shall mean any product covered by, or made by a process, which includes by incorporation in products, ingredients, or components which are covered by, one or more claims of an issue and unexpired patent or patent application included within the I.P.;

    c. The term "Territory" shall mean the United States of America, its territories and possessions, and any other country where License manufacturers or sells Licensed Products.

2. License Granted.

    RD hereby grants to GHS the sole and exclusive right to use the I.P. to make, have made, use and sell throughout the Territory of supplements and nutritional products and marketing and permission to use all other pertinent information that may be used to facilitate the manufacture and subsequent distribution of products or services.

Any of the above referenced manufacturing components or aforementioned items that may materialize, are produced in the future, shall be subject to the terms and conditions set forth in this Agreement, commencing on the date of execution of this Agreement by both parties, and ending in accordance to the termination date set forth herein.

3. Exclusivity. RD grants GHS the exclusive rights to use the I.P. subject to the terms and conditions mutually agreed upon herein.

4. Performance Requirements. Business must commence with marketing of a product on or before a mutually agreed upon date in 2016.

5. Expenses Incurred. Any and all costs associated with the use development, manufacture, sales, and distribution of the products or services shall be born by GHS for the duration of the contract term. This includes, but is not limited to all time and raw materials related to the engineering, design, and manufacture of the products, as well as any and all distribution costs and marketing expenses, sales literature, and website design/maintenance.

6. Term. The terms of this Agreement shall remain in effect, throughout the duration of the registered patent or other registration or intellectual property term, and shall remain binding upon the extension/re-registration of the intellectual property or patent life.

7. Right of First Refusal. RD shall grant GHS right of first refusal to any I.P. regarding future hemp related products in combination with probiotics that may be developed, hemp combinations or related refinements to probiotics that may and shall to provide GHS a 30 day period to either accept or refuse RD's opportunity proposal prior to seeking or entering into any 3rd party agreements respective to the opportunity.

8. Consideration. In consideration for the License set forth in Article I, GHS shall provide RD the following consideration.

   a. Concurrently herewith GHS shall cause to be issued to RD a total of 3,000,000 shares of restricted common stock of Greenhouse Solutions, Inc. fully paid and non-assessable as consideration.

   b. RD shall be paid 20% of the net profit from sales of each quantity of licensed products sold on a 45 day trailing basis, and RD may demand accounting at any time.

9. Representation and Warranties.

   a. RD represents and warrants to GHS:
      i. RD has the right, power, and authority to enter into this Agreement;
      ii. RD is the exclusive owner of all right, title and interest, including all intellectual property rights, covered hereby
      iii. I.P. are free of any liens, security interests, encumbrances or licenses;
      iv. The I.P. does not infringe the rights of any person or entity;

v. There are no claims, pending or threatened, with respect to RD's rights in the I.P.;

vi. This Agreement is valid, binding and enforceable in accordance with its terms; and

vii. RD is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

b. GHS represents and warrants to RD:

i. GHS has the right, power and authority to enter into this Agreement;

ii. GHS is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

iii. GHS agrees to carry out any and all enforcement of violations of the patents, or any of the related intellectual property, and promptly furnish all documents and/or legal correspondence to RD upon possession by GHS in order to adequately communicate status of any pending legal action, or enforcement. In addition to furnishing legal correspondence mentioned above, GHS agrees to also notify RD, in writing within ten business days of any legal action or enforcement what action, or remedies are being taken and is performing fiduciary responsibilities in the best interests of the parties.

10. Termination.

10.1 This Agreement may be terminated by either party for failure by the other to cure a default in any material term or condition of this Agreement. Such termination shall be effective thirty (30) days following written notice of the default, unless the default is cured within such notice period.

10.2 This Agreement may be terminated by either party, effective immediately upon receipt, if:

i. a receiver is appointed for the other party of its property;

ii. if the other party makes, or attempts to make, an assignment for the benefit of its creditors;

iii. any proceedings are commenced by or for the other party under any bankruptcy, insolvency or debtor's relief law; or

iv. the other party liquidates or dissolves, or attempts to liquidate or dissolve, except by way of merger or acquisition

11. Insurance.

a. GHS shall separately maintain, throughout the terms of this Agreement and for a minimum of five (5) years thereafter, policies of general and products liability insurance reasonably acceptable to RD. Each such policy or policies shall:

i. Name RD as an additional insured party;

ii. Provide for coverage to RD for damages, which may result due to any products liability.
iii. Provide for coverage in amounts not less that One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and
iv. Provide that such policy may not be canceled, amended or modified except upon thirty (30) day prior notice to both parties.

GHS shall cause to be delivered to RD a certified copy of the insurance policies it shall maintain, in accordance with this Paragraph, at least, fourteen (14 days prior to its commencement of the sale of products.

12. Attorney's Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party prevailing in such litigation shall be entitles, in addition to such other relief as may be granted, to recover its or their reasonable attorney's fees and costs I such litigation from the party against whom enforcement was sought.

13. Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respective the subject matter hereof.

14. Amendment. This Agreement may be amended only by a writing signed by both parties.

15. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

16. Non-Waiver. The failure of either party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement will not be construed as a subsequent waiver of any such terms, covenants, conditions rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

17. Agreement to Perform Necessary Acts. GHS agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

18. Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Colorado.

EXHIBIT A

I.P. Description: use of sterilized or toasted hemp seed (which has 28 percent hemp Protein and 32 percent hemp Oil rich in omega 3 and omega 6 poly unsaturated fatty acids), which is free from saprophytic bacterial or pathogenic bacterial or fungal contamination, as a base , to coat using the proprietary blend of food grade koshered nutrients , processing aids, and specific therapeutic probiotics. This product has a tremendous potential in the market place.

In addition 3 or more products using the enzyme hydrolyzed and acid treated hemp protein (to be developed) with specific minerals, vitamins, and probiotics to assist specific ailments. Also, hemp high fiber base products with hemp oil and hydrolyzed hemp protein will be developed for the general health, again through infusion of specific probiotics which are synergistic with hemp fiber.

PATENT NO: Will only be obtained after the product is designed and tested. The patent application, through Patent Attorney Kyle Rost, will be filed prior to marketing.

DR. M.S. REDDY,

M. S. Reddy

Date: Nov. 19, 2015

GREENHOUSE SOLUTIONS, INC.

Date: 11-19-2015